UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 7, 2010 (May 3, 2010)

R&G Financial Corporation
(Exact name of registrant as specified in its charter)

Puerto Rico (State or other jurisdiction of incorporation)	001-31381 (Commission File Number)	66-0532217 (I.R.S. Employer Identification No.)
1225 Ponce de Leon Ave
VIG Tower Suite 106
San Juan, PR 00907
(Address of principal executive offices and zip code)
(787) 758-2424
(Registrant’s telephone number, including area code)
Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Resignations of Chief Executive Officer and Chief Financial Officer
     On May 3, 2010, Rolando Rodríguez Mancebo tendered his resignation as the President and Chief Executive Officer of R&G Financial Corporation (the “Company”) and the Company’s subsidiaries, effective immediately. Mr. Rodríguez will continue to serve as a Director of the Company.
     On May 3, 2010, Melba Acosta tendered her resignation as the Executive Vice President, Corporate Risk Manager and interim Chief Financial Officer of the Company and the Company’s subsidiaries, effective immediately.
     On May 6, 2010, the Company engaged Rolando Rodríguez Mancebo as an independent consultant on a short-term basis pursuant to the terms of a Management Services Agreement, which is effective as of May 3, 2010 (the “Agreement”). Pursuant to the terms of the Agreement, Mr. Rodríguez will supervise and manage the affairs of the Corporation leading up to and following the Company’s anticipated bankruptcy filing under the United States Bankruptcy Code. The term of the Agreement is for sixty (60) days and may be extended by the written agreement of the parties. The Agreement may be terminated by either party at any time, with or without cause, by furnishing ten (10) days prior written notice.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R&G FINANCIAL CORPORATION
Date: May 7, 2010	By:	/s/ JUAN AGOSTO ALICEA
Juan Agosto Alicea
Chairman of the Board